Exhibit 99.1

AdvancePCS Appoints Dr. George Poste
To Board Of Directors

Announces Resignations of Two Rite Aid Directors

For Immediate Release

IRVING, Texas, July 1, 2002 — AdvancePCS (Nasdaq: ADVP), the nation’s leading health improvement company, today announced the appointment of Dr. George Poste to the company’s board of directors. Dr. Poste fills a vacancy in the company’s independent class of directors and will be up for re-nomination at the shareholders’ meeting in 2003.

Dr. Poste is chief executive officer of Health Technology Networks, a health care consulting group based in Scottsdale, Ariz. and suburban Philadelphia. The firm specializes in the impact of genetics, computing and other advanced technologies on health care research and development and internet-based systems for health care delivery.

Dr. Poste is non-executive chairman of diaDexus, the joint venture in molecular diagnostics between SmithKline Beecham and Incyte Pharmaceuticals. He also is non-executive chairman of Structural GenomiX, Inc., and serves on the boards of Maxygen, Inc., Orchid BioSciences, Inc., and Illumina, Inc. He currently chairs the Department of Defense Task Force on the Protection of the United States Against Bioterrorism.

He previously was president, research and development, and chief science and technology officer at SmithKline Beecham, and a member of its board of directors. During his tenure in the pharmaceutical industry he was associated with 29 successful drug and vaccine registrations in the United States and internationally.

“We are honored that George has agreed to join our board of directors. His knowledge and experience will be valuable as we continue our path of building AdvancePCS into a company that impacts the lives of Americans more and more each day,” said David D. Halbert, AdvancePCS chairman and CEO. “He brings a wealth of experience to our company and has a remarkable history of achievements in business and academia in the United States and the United Kingdom. We look forward to George’s contribution to AdvancePCS’ mission of improving outcomes for health plan members and lowering costs for clients.”

The company also announced the resignations of board members Robert G. Miller and David R. Jessick, effective June 30, 2002. Miller is chairman of the board and CEO of Rite Aid Corp. Jessick had served as senior executive vice president and chief administrative officer of Rite Aid until his recent announcement to reduce his responsibilities.

Halbert noted the company’s gratitude to departing members Miller and Jessick of Rite Aid, which sold virtually all of its stock holdings in AdvancePCS in March 2001. The seats held by Miller and Jessick would have expired on Dec. 8, 2002 by operation of the company’s Amended and Restated Certificate of Incorporation.

“Bob and Dave served on the board during the critical period following our acquisition of PCS Health Systems from Rite Aid and subsequent integration of that business,” Halbert said. “We appreciate their leadership and contributions to the success of AdvancePCS.”

About AdvancePCS

AdvancePCS (www.advancepcs.com) is the nation’s largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing approximately $28 billion in annual prescription drug spending. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs.

The company’s capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, specialty pharmacy, clinical trials and outcomes research, information management, prescription drug services for the uninsured, and online health information for consumers. AdvancePCS clients include Blue Cross and Blue Shield organizations, insurance companies and HMOs, Fortune 500 employers, Taft-Hartley groups, state and local governments, and other health plan sponsors.

AdvancePCS is ranked by Fortune magazine as one of America’s 100 fastest-growing public companies and is included on the Forbes Platinum 400 list of best big companies. AdvancePCS earned the number two spot on the Barron’s 500 list of best performing companies.

Forward-Looking Statements

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management’s plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. We do not undertake any obligation to provide updates to such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changes in the health care industry or the economy in general, competition, acquisitions, changes in the legislative or regulatory environment, and other factors detailed in AdvancePCS’ Securities and Exchange Commission filings.

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Contact:	Blair Jackson Director of Public Relations AdvancePCS 480-391-4138